Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto), dated the date hereof, with respect to the shares of Common Stock of Tapioca Corp. This Joint Filing Agreement shall be filed as an Exhibit to such statement.

Dated: March 2, 2016

/s/ Zhao Zhenqi Zhao Zhenqi
/s/ Jiang Zhixian Jiang Zhixian